Exhibit 99.1

MarketAxess Reports Third Quarter 2024 Financial Results

Revenue Growth of 20% Driven by Strong Growth in Total Credit ADV on Higher Market Volumes

Record Portfolio Trading ADV; Record Municipal Bonds ADV and Estimated Market Share

NEW YORK | November 6, 2024 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the third quarter ended September 30, 2024.

3Q24 select financial and operational highlights*

•  20% increase in total revenues to $206.7 million, including Pragma revenue of $7.7 million and an increase of approximately $0.9 million from the impact of foreign currency fluctuations.

•  24% growth in U.S. high-grade commission revenue on strong growth in market volumes.

•  20% growth in emerging markets and Eurobonds commission revenue reflecting strong geographic diversification.

•  Record portfolio trading ADV of $1.1 billion.

•  Record rates commission revenue, up 35%.

•  21% increase in services revenue (combined information, post-trade and technology services revenue) to $26.3 million, including Pragma revenue of $2.8 million.

•  Total expenses of $119.7 million, up 14%, including Pragma operating expenses of $8.2 million and an increase of approximately $0.7 million from the impact of foreign currency fluctuations.

•  30% increase in diluted earnings per share (“EPS”) to $1.90 on net income of $71.5 million.

•  Record 2,125 (+2%) active client firms and 1,079 (+2%) international active client firms on the platform.

•  Record automation suite trading volume (+28%), trade count (+37%) and active client firms (+49%); dealer algorithmic responses up 24%.

Chris Concannon, CEO of MarketAxess, commented:

“We delivered significantly improved financial results in the third quarter, as we continued to make progress in executing our strategy.

The initial roll-out of X-Pro to our international client base is underway. In the third quarter, we delivered several hundred basis points in market share gains in U.S. credit portfolio trading compared to second quarter 2024 levels. Additionally, a record 74% of our portfolio trading volume was executed on X-Pro in September. We are looking to build on these gains in the coming quarters with the initial launch of our targeted block trading solutions last month, designed to minimize market impact and optimize trading success. Additionally, we are enhancing our dealer liquidity solutions by extending our suite of automation services to our dealer clients.

In summary, we exited the quarter in September with a constructive market backdrop, characterized by strong market volumes, a robust new issue calendar and an increase in the velocity of trading in U.S. high-grade. We believe we are well positioned to deliver continued growth in the coming quarters.”

*	All comparisons versus 3Q23.

Table 1: 3Q24 select financial results

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)		EBITDA[1]	EBITDA Margin (%)[1]
3Q24	$207	$87	$71	$1.90	34.6%		$105	50.8%
2Q24	$198	$81	$65	$1.72	32.9%		$99	50.0%
3Q23	$172	$67	$55	$1.46	31.9%		$83	48.1%
YoY % Change	20%	30%	30%	30%	+270	bps	27%	+270	bps
QoQ % Change	5%	7%	10%	10%	+170	bps	6%	+80	bps
YTD 2024	$615	$261	$209	$5.55	34.0%		$313	51.0%
YTD 2023	$555	$238	$188	$5.01	33.9%		$284	51.2%
% Change	11%	10%	11%	11%	+10	bps	10%	(20	) bps

Table 1A: 3Q24 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[2]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
3Q24	64/65	$40,516	$14,116	$7,027	$1,278	$3,333	$1,891	$577	$26,400	$25,302	$1,098
2Q24	63/61	$34,169	$13,743	$6,436	$1,337	$3,337	$2,103	$522	$20,426	$19,634	$792
3Q23	63/64	$29,285	$11,156	$5,179	$1,294	$2,799	$1,484	$388	$18,129	$17,713	$416
YoY % Change		38%	27%	36%	(1%)	19%	27%	49%	46%	43%	164%
QoQ % Change		19%	3%	9%	(4%)	—	(10%)	11%	29%	29%	39%

Table 1B: 3Q24 estimated market share

	CREDIT								RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High-Yield Combined		Municipals[3]		US Govt. Bonds[3]
3Q24	19.5%		13.0%		18.1%		8.7%		2.6%
2Q24	18.7%		13.5%		17.6%		7.4%		2.3%
3Q23	20.0%		16.1%		19.1%		5.5%		2.5%
YoY Bps Change	(50	) bps	(310	) bps	(100	) bps	+320	bps	+10	bps
QoQ Bps Change	+80	bps	(50	) bps	+50	bps	+130	bps	+30	bps

3Q24 overview of results

Commission revenue and trading volume

Credit

Credit Commission Revenue

•

Total credit commission revenue of $168.4 million (including $33.6 million in fixed-distribution fees) increased $23.2 million, or 16%, compared to $145.2 million (including $36.2 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by 24% growth in U.S. high-grade commission revenue on a 39% increase in U.S. high-grade TRACE market ADV. The decline in variable transaction fees per million (“FPM”) to $148.97 from $154.85 in the prior year was mainly due to product and protocol mix-shift, principally lower levels of U.S. high-yield activity and increased portfolio trading, partially offset by the higher duration of bonds traded in U.S. high-grade, principally driven by an increase in the weighted average years to maturity. The decrease in fixed-distribution fees was principally driven by the consolidation of two global dealers and migrations to variable fee plans, partially offset by the addition of new dealer fixed fee plans.

Credit Trading Volumes

•	Total credit ADV of $14.1 billion increased 27% compared to the prior year, and increased 3% compared to 2Q24 levels.

•	Record $1.1 billion in total portfolio trading ADV, up 163% compared to the prior year, and up 31% compared to 2Q24.

•

35% Open Trading share[4] of total credit trading volume, up from 34% in each of the prior year and 2Q24. The Company delivered estimated price improvement[5] for clients via Open Trading of approximately $119 million in the quarter.

U.S. Credit6

•

U.S. high-grade ADV of $7.0 billion increased 36% compared to the prior year, and increased 9% compared to 2Q24. Estimated market ADV increased 39% compared to the prior year, and increased 5% compared to 2Q24. Estimated market share was 19.5%, down from 20.0% in the prior year, but up from 18.7% in 2Q24. Including the impact of single-dealer portfolio trades, estimated market share was 20.0%, in line with 20.1% in the prior year, but up from 19.2% in 2Q24.

•

U.S. high-yield ADV of $1.3 billion decreased 1% compared to the prior year, and decreased 4% compared to 2Q24. Estimated market ADV increased 23% compared to the prior year, but was in line with 2Q24. Estimated market share was 13.0% (13.4% including single-dealer portfolio trades), down from 16.1% in the prior year, and down from 13.5% (13.8% including single-dealer portfolio trades) in 2Q24.

Other Credit

•

Emerging markets ADV of $3.3 billion increased 19% compared to the prior year, but was in line with 2Q24. The year-over-year increase was driven by a 20% increase in hard currency ADV, and an 18% increase in local currency ADV.

•	Eurobonds ADV of $1.9 billion increased 27% compared to the prior year, but decreased 10% compared to 2Q24.

•

Record Municipal bond ADV of $577 million increased 49% compared to the prior year, and increased 11% compared to 2Q24. Estimated market ADV was down 5% compared to the prior year, and down 6% compared to 2Q24. Record estimated market share of 8.7%, up from 5.5% in the prior year, and up from 7.4% in 2Q24.[3]

Strategic Priority Related Protocols & Workflow Tools

•

Our estimated market share of U.S. high grade and U.S. high-yield TRACE portfolio trading was 20.0% in 3Q24. Portfolio trading represented an estimated 10.7% of U.S. high-grade and U.S. high-yield TRACE in 3Q24.

•	A record 59% of our portfolio trading volume was executed on X-Pro in 3Q24.

•	Dealer RFQ ADV of $1.2 billion across all credit products increased 26% compared to the prior year, and was in line with 2Q24 levels.

•

AxessIQ, the order and execution workflow solution designed for wealth management and private banking clients, achieved ADV of $131 million, up 32% compared to the prior year, but down 3% compared to 2Q24.

Rates

•

Record total rates commission revenue of $7.1 million increased $1.8 million, or 35%. Record total rates ADV of $26.4 billion increased 46% compared to the prior year, and increased 29% compared to 2Q24.

Other

•	Total other commission revenue was $4.9 million, which consists of Pragma commission revenue.

Services revenue

Information services

•

Information services revenue of $13.0 million increased $1.2 million, or 10%, compared to the prior year. The increase in revenue was principally driven by net new data contract revenue and an increase of $0.3 million from the impact of foreign currency fluctuations.

Post-trade services

•

Post-trade services revenue of $10.4 million increased $0.5 million, or 6%, compared to the prior year mainly due to net new contract revenue and an increase of $0.2 million from the impact of foreign currency fluctuations.

Technology services

•	Total technology services revenue of $3.0 million, up from $0.2 million in the prior year. The current quarter includes $2.8 million of Pragma revenue.

Expenses

•	Total expenses of $119.7 million, up 14%, including Pragma operating expenses of $8.2 million and an increase of $0.7 million from the impact of foreign currency fluctuations.

Non-operating

•

Other income (expense): Other income was $5.8 million, up from $4.8 million in the prior year. The current quarter included a $0.8 million unrealized gain on U.S. Treasury investments compared to a $0.2 million unrealized loss in the prior year.

•	Tax rate: The effective tax rate was 23.0%, down slightly from 23.4% in the prior year.

Capital

•

The Company had $602.5 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of September 30, 2024, up from $558.8 million as of June 30, 2024. There were no outstanding borrowings under the Company’s credit facility.

•

Year-to-date through October 2024, a total of 296,505 shares were repurchased at a cost of $63.9 million, including 66,349 shares repurchased during the third quarter at a cost of $15.0 million. As of October 31, 2024, a total of $236.1 million remained under the aggregate authorizations by the Company’s Board of Directors.

•	The Board declared a quarterly cash dividend of $0.74 per share, payable on December 4, 2024 to stockholders of record as of the close of business on November 20, 2024.

Other

•	Employee headcount was 881 as of September 30, 2024, in line with 881 as of December 31, 2023, but up from 853 as of September 30, 2023.

[1]	EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.
[2]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.
[3]	See “General Notes Regarding the Data Presented” below.
[4]

Open Trading share of total credit trading volume is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[5]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[6]

The Company is highlighting the impact of single-dealer portfolio trading volume on U.S. high-grade and U.S. high-yield trading volume and estimated market share, where material, but will continue to exclude single-dealer portfolio trading activity from each product’s aggregated trading volume and estimated market share and the total credit FPM calculation.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP net cash provided by/(used in) operating activities to free cash flow.

Please refer to Tables 6 & 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, Richard Schiffman, Global Head of Trading Solutions, and Ilene Fiszel Bieler, Chief Financial Officer will host a conference call to discuss the Company’s financial results and outlook on Wednesday, November 6, 2024 at 10:00 a.m. ET. To access the conference call, please dial 646-307-1963 (U.S./International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

For periods beginning with January 2024, the Company has made changes to the market volume data used to calculate estimated market share for Municipal and U.S. Government Bonds. For Municipal Bonds, the Company previously used estimates, derived from data issued by the Municipal Securities Rule Making Board (“MSRB”), including estimates for new issuance, commercial paper and variable-rate trading activity, and excluded these volumes from the estimated market volume data. While the Company still uses estimates, the new methodology for identifying and excluding these volumes from the market volume data is now based on MSRB “flags” to identify new issuance, commercial paper, and variable-rate volumes. For U.S. Government Bonds, the previous data source for estimated market volumes was the Federal Reserve Bank’s Reported Primary Dealer U.S. Treasury Bond Trading Volumes, which was reported on a one-week lag. The new source for U.S. Government Bond trading volumes is FINRA’s U.S. Treasury TRACE data. The Company believes that the refined methodology used for Municipal Bonds, and the new data source for U.S. Government Bonds, provides more accurate measures of estimated market volumes and estimated market share. Prior comparable periods have been recast retrospectively for both Municipal and U.S. Government Bonds to conform to the updated presentation of the data. The new estimated market volume data is also available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, product/protocol availability and ability to increase estimated market share, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; adverse effects as a result of climate change or other ESG risks that could affect our reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended September 30,			Nine Months Ended September 30,
In thousands, except per share data (unaudited)	2024	2023	% Change	2024	2023	% Change
Revenues
Commissions	$180,392	$150,496	20%	$536,944	$491,073	9%
Information services	12,960	11,801	10	37,385	34,466	8
Post-trade services	10,382	9,833	6	31,512	29,228	8
Technology services	2,981	154	NM	8,852	532	NM

Total revenues	206,715	172,284	20	614,693	555,299	11

Expenses
Employee compensation and benefits	58,431	48,872	20	176,485	149,570	18
Depreciation and amortization	18,728	17,561	7	55,284	51,027	8
Technology and communications	18,553	15,339	21	53,375	45,573	17
Professional and consulting fees	6,989	9,181	(24)	21,053	24,331	(13)
Occupancy	3,835	3,503	9	10,974	10,313	6
Marketing and advertising	2,898	2,100	38	7,741	8,403	(8)
Clearing costs	4,387	3,665	20	13,420	12,392	8
General and administrative	5,839	5,154	13	15,467	15,698	(1)

Total expenses	119,660	105,375	14	353,799	317,307	12

Operating income	87,055	66,909	30	260,894	237,992	10
Other income (expense)
Interest income	6,953	6,590	6	19,327	16,151	20
Interest expense	(346)	(164)	111	(1,283)	(347)	270
Equity in earnings of unconsolidated affiliate	340	125	172	1,064	579	84
Other, net	(1,105)	(1,717)	(36)	(4,051)	(5,487)	(26)

Total other income (expense)	5,842	4,834	21	15,057	10,896	38

Income before income taxes	92,897	71,743	29	275,951	248,888	11
Provision for income taxes	21,408	16,802	27	66,909	60,460	11

Net income	$71,489	$54,941	30	$209,042	$188,428	11

Per Share Data:
Net income per common share
Basic	$1.90	$1.47		$5.55	$5.03
Diluted	$1.90	$1.46		$5.55	$5.01
Cash dividends declared per common share	$0.74	$0.72		$2.22	$2.16
Weighted-average common shares:
Basic	37,527	37,491		37,641	37,485
Diluted	37,608	37,574		37,696	37,603

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited)	2024	2023	% Change	2024	2023	% Change
Variable transaction fees
Credit	$134,863	$109,065	24%	$404,012	$368,745	10%
Rates	7,018	5,209	35	17,903	16,014	12
Other	4,856	—	NM	14,781	—	NM

Total variable transaction fees	146,737	114,274	28	436,696	384,759	13

Fixed distribution fees
Credit	33,584	36,167	(7)	100,049	106,119	(6)
Rates	71	55	29	199	195	2

Total fixed distribution fees	33,655	36,222	(7)	100,248	106,314	(6)

Total commission revenue	$180,392	$150,496	20	$536,944	$491,073	9

Average variable transaction fee per million
Credit	$148.97	$154.85	(4)%	$150.48	$159.43	(6)%
Rates	4.15	4.56	(9)	4.42	4.41	—

Table 4: Trading Volume Detail*

	Three Months Ended September 30,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$449,708	$7,027	$326,304	$5,179	38%	36%
High-yield	81,761	1,278	81,511	1,294	—	(1)
Emerging markets	213,341	3,333	176,334	2,799	21	19
Eurobonds	122,914	1,891	94,980	1,484	29	27
Other credit	37,566	587	25,185	400	49	47

Total credit trading	905,290	14,116	704,314	11,156	29	27

Rates
U.S. government bonds	1,619,337	25,302	1,115,889	17,713	45	43
Agency and other government bonds	71,261	1,098	26,467	416	169	164

Total rates trading	1,690,598	26,400	1,142,356	18,129	48	46

Total trading	$2,595,888	$40,516	$1,846,670	$29,285	41	38

Number of U.S. Trading Days[1]		64		63
Number of U.K. Trading Days[2]		65		64

	Nine Months Ended September 30,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,311,146	$6,974	$1,072,258	$5,734	22%	22%
High-yield	251,388	1,337	295,774	1,582	(15)	(15)
Emerging markets	644,973	3,431	536,432	2,869	20	20
Eurobonds	380,029	2,011	329,841	1,754	15	15
Other credit	97,271	517	78,597	420	24	23

Total credit trading	2,684,807	14,270	2,312,902	12,359	16	15

Rates
U.S. government bonds	3,902,050	20,756	3,547,308	18,970	10	9
Agency and other government bonds	151,393	801	80,249	428	89	87

Total rates trading	4,053,443	21,557	3,627,557	19,398	12	11

Total trading	$6,738,250	$35,827	$5,940,459	$31,757	13	13

Number of U.S. Trading Days[1]		188		187
Number of U.K. Trading Days[2]		189		188

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

NM - not meaningful

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$446,347	$451,280
Cash segregated under federal regulations	46,657	45,122
Investments, at fair value	167,213	134,861
Accounts receivable, net	102,760	89,839
Receivables from broker-dealers, clearing organizations and customers	474,989	687,936
Goodwill	236,706	236,706
Intangible assets, net of accumulated amortization	104,331	119,108
Furniture, equipment, leasehold improvements and capitalized software, net	109,482	102,671
Operating lease right-of-use assets	59,998	63,045
Prepaid expenses and other assets	84,566	84,499

Total assets	$1,833,049	$2,015,067

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$52,816	$60,124
Payables to broker-dealers, clearing organizations and customers	283,314	537,398
Income and other tax liabilities	2,151	7,892
Accounts payable, accrued expenses and other liabilities	33,437	37,013
Operating lease liabilities	75,077	79,677

Total liabilities	446,795	722,104

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	344,138	333,292
Treasury stock	(316,524)	(260,298)
Retained earnings	1,368,661	1,244,216
Accumulated other comprehensive loss	(10,144)	(24,370)

Total stockholders’ equity	1,386,254	1,292,963

Total liabilities and stockholders’ equity	$1,833,049	$2,015,067

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2024	2023	2024	2023
Net income	$71,489	$54,941	$209,042	$188,428
Add back:
Interest income	(6,953)	(6,590)	(19,327)	(16,151)
Interest expense	346	164	1,283	347
Provision for income taxes	21,408	16,802	66,909	60,460
Depreciation and amortization	18,728	17,561	55,284	51,027

EBITDA	$105,018	$82,878	$313,191	$284,111

Net income margin[1]	34.6%	31.9%	34.0%	33.9%
Add back:
Interest income	(3.4)	(3.8)	(3.1)	(2.9)
Interest expense	0.2	0.1	0.2	0.1
Provision for income taxes	10.3	9.7	10.9	10.9
Depreciation and amortization	9.1	10.2	9.0	9.2

EBITDA margin[2]	50.8%	48.1%	51.0%	51.2%

Table 7: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2024	2023	2024	2023
Net cash (used in)/provided by operating activities	$95,089	$79,161	$208,989	$192,082
Exclude: Net change in trading investments	784	24,771	629	24,300
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	2,578	(13,099)	50,715	(12,342)
Less: Purchases of furniture, equipment and leasehold improvements	(835)	(5,983)	(9,727)	(7,255)
Less: Capitalization of software development costs	(11,331)	(10,087)	(35,790)	(31,802)

Free cash flow	$86,285	$74,763	$214,816	$164,983

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.